Exhibit 10.1

LOAN AGREEMENT

This Loan Agreement ("Agreement") is made and entered into as of April 2, 2001, by and between E-Loan, Inc., a Delaware corporation ("Company"), and Christian Larsen ("Lender").

RECITALS

A. The Company desires the availability of additional liquidity by means of a loan facility which Lender is willing to provide to the Company upon the terms and subject to the conditions set forth in this Agreement.

B. The Company and Lender desire to enter into this Agreement to set forth the terms and conditions of the loan facility.

TERMS AND CONDITIONS

NOW, THEREFORE, the parties hereto agree as follows:

    Loan Commitment. Lender hereby agrees to loan or advance to the Company up to a maximum of $7,500,000 (the "Loan Commitment"), which the Company may, in its sole and absolute discretion, draw down at any time or from time to time, upon 48 hours prior notice to Lender. The Loan Commitment shall be adjusted downward on a dollar-for-dollar basis by the amount which the Company owes Lender from time to time pursuant to that certain promissory note dated March 31, 2001 in the principal amount of $3,000,000 given by the Company to Lender and due April 15, 2001. The obligation of Company pursuant to the Loan Commitment shall be suspended during any period in which the Company shall not be in compliance with each and every covenant pursuant to its Senior Indebtedness. Senior Indebtedness means any sums due, owing or payable under, as a result of, or with respect to any warehouse, revolving or general lines of credit, regardless of the amount(s) or terms thereof, whether such credit facilities are now existing or are hereafter obtained by the Company, for use primarily to fund, on a short-term or temporary basis, mortgage loans, automobile purchase and lease contracts, and other conditional or installment sale contracts or similar loan transactions, including, without limitation, the credit facilities provided to the Company by Greenwich Capital Financial Products, Inc., GE Capital Mortgage Services, Inc., as security agent for Cooper River Funding Inc. and Bank One, NA, and any and all extensions, renewals, amendments and modifications thereto and replacements thereof and any similar facilities thereto.
    Terms of the Promissory Loan. Upon each draw down pursuant to the Loan Commitment, the Company will issue and deliver to Lender its Promissory Note or Notes, in the form of Exhibit A attached hereto and incorporated herein by this reference (the "Promissory Note" or "Promissory Notes"). The Promissory Notes will bear interest at the rate of the lower of 12% per annum or the maximum legal rate allowed. The Promissory Notes will be due and payable on January 5, 2002, subject to acceleration of the maturity date as provided in Section 4 hereof. The Promissory Notes will be secured pursuant to a Security Agreement in the form of Exhibit B hereto.
    Adjustments to Principal Amount of Loan Commitment. If, at any time prior to January 5, 2002, the Company secures any new equity or any subordinated debt with repayment terms no earlier than January 5, 2002, then the Loan Commitment shall be reduced, dollar-for-dollar, by the amount by the aggregate principal sum of the securities sold.
    Acceleration. The maturity date of the Promissory Note(s) will be accelerated if, but only to the extent that, the Company secures any new equity or any subordinated debt with repayment terms no earlier than January 5, 2002.
    Time is of the Essence. Time is of the essence with respect to each and every term and condition of this Agreement.
    Notices. All notices or other written communications required or permitted to be given by Agreement shall be deemed given if personally delivered or five (5) days after it has been sent (the date of posting shall be considered as the first day and there shall be excluded any Sundays, legal holidays or other days upon which the United States mail generally is not delivered) by United States registered or certified mail, postage prepaid, property addressed to the party to receive the notice at the following address or any other address given to the other party in the manner provided by this Section 6:
If to Lender:	Christian Larsen ℅ E-Loan, Inc. 5875 Arnold Road, Suite 100 Dublin, California 94568
If to the Company:	E-Loan, Inc. 5875 Arnold Road, Suite 100 Dublin, California 94568 Attention: Joseph J. Kennedy
    Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.
    Attorneys' Fees and Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
    Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.
    Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.
    Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
    Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties.

  IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

"COMPANY" E-Loan, Inc., a Delaware corporation By: /s/ Joseph J. Kennedy Joseph J. Kennedy, President and Chief Operating Officer	"LENDER" /s/ Christian Larsen CHRISTIAN LARSEN

  EXHIBIT A

  E-LOAN, INC.

  PROMISSORY NOTE
$[Amount of Draw Down]	[Date of Draw Down]
Dublin, California

  E-LOAN, INC., a Delaware corporation (the "Company"), the principal office of which is located at 5875 Arnold Road, Suite 100, Dublin, California 94568, for value received hereby promises to pay to Christian Larsen (the "Lender"), or his registered assigns, on or before January 5, 2002 (the "Maturity Date"), the principal sum of [Amount of Draw Down]Dollars ($[              ;     ]). All unpaid amounts of principal and interest shall be due and payable in full on the Maturity Date.

  This Promissory Note is issued pursuant to that certain Loan Agreement between Lender and Borrower dated as of April 2, 2001 (the "Loan Agreement"). All defined terms herein shall have the meanings ascribed to them in the Loan Agreement.

  The Company also promises to pay interest on the unpaid principal amount hereof from the date hereof until paid at the rate of ten percent (12%) per annum. Notwithstanding the preceding, in the event that this Promissory Note is not repaid on or before the Maturity Date, interest on this Promissory Note shall continue to accrue and be added to the unpaid principal at the rate of twelve percent (12%) per annum compounded weekly. Notwithstanding anything to the contrary contained elsewhere in this Promissory Note, the Company and Lender agree that in no event shall the interest paid or payable under this note exceed the maximum non-usurious interest rate (the "Maximum Rate") that at any time or from time to time may be contracted for, taken, reserved, charged or received for money loaned under the laws of the State of California. If, in any period, the interest rate, absent any limitation in this Promissory Note, would exceed the Maximum Rate, then the interest rate for that period shall be the Maximum Rate, and, if in future periods, that interest rate would otherwise be less than the Maximum Rate, then that interest rate shall remain at the Maximum Rate until such time as the amount of interest paid hereunder equals the amount of interest which would have been paid if the same had not been limited by the Maximum Rate. Any payment by the Company will in any event be applied first to accrued and unpaid interest and then to principal.

  All payments of principal and interest in respect of this Promissory Note shall be made in lawful money of the United States of America to Lender at 5875 Arnold Road, Suite 100, Dublin, California 94568, or such other place as shall be designated in writing for such purpose.

  The principal amount, together with all accrued interest thereon, of this Promissory Note may be prepaid at any time or from time to time without penalty.

  The obligations of the Company pursuant to this Promissory Note are secured pursuant to a Security Agreement between the Company and Lender dated as of April 2, 2001. The obligations of the Company under this Promissory Note and the rights the Lender to receive payments hereunder are subordinated to the obligations that the Company has to Bank One, NA under the terms of that certain Loan Agreement dated as of April 2, 2001 between Bank One, NA and the Company (the "Bank One Agreement"). The Lender may receive payments under this Promissory Note so long as there has been no event of default under the Loan Agreement, and so long as such payments would not cause an event of default under the Loan Agreement. The obligations of the Company under this Promissory Note are secured by a lien against certain of the Company's assets, and such lien is and shall remain junior in priority to the lien in favor of Bank One. NA as provided under the Bank One Agreement. Upon an event of default under the Bank One Agreement, the Lender shall receive no payments under this Promissory Note unless and until the obligations under the Bank One Agreement are indefeasibly paid in full or the default is waived or otherwise cured.

  The Company promises to pay all reasonable costs and expenses, including reasonable attorneys' fees, incurred in the collection and enforcement of this Promissory Note. The Company hereby consents to renewals and extensions of time at or after the Maturity Date hereof, without notice. The Company for itself and its legal successors and assigns, hereby waives diligence, presentment, protest, dishonor, notice of dishonor, demand and notice of every kind.

  No extension of time for payment of any amount owing hereunder shall affect the liability of the Company or any person or entity, now or at any time hereafter, liable for payment of the indebtedness evidenced hereby. No delay by the Company, including any delay because of a default under the Bank One Agreement, or the Lender hereof in exercising any power or right hereunder shall operate as a waiver of any power or right hereunder. No waiver or modification of the terms of this Promissory Note shall be valid unless in writing and signed by the Lender.

  This Promissory Note shall be deemed made and delivered under, and shall be governed by, the internal laws of the State of California in all respects.

  IN WITNESS WHEREOF, the Company has caused this Promissory Note to be executed and delivered by its duly authorized officers, as of the date and place first above written.

  E-LOAN, INC., a Delaware corporation

  By

  Joseph J. Kennedy

  President

  EXHIBIT B

  SECURITY AGREEMENT

  This Security Agreement ("Agreement") is made and entered into as of April 2, 2001, by and between E-Loan, Inc., a Delaware corporation ("Company" or "Debtor"), and Christian Larsen ("Secured Party").

  RECITALS

  A. This Agreement is entered into pursuant to that Loan Agreement dated April 2, 2001 between the Company and Secured Party pursuant to which Secured Party has agreed to provide a loan commitment in the maximum amount of $7,500,000 (the "Loan Commitment")

  B. The Company and Secured Party desire to enter into this Agreement pursuant to which the Company grants to the Secured Party, a security interest in the Collateral (as that term is hereinafter defined) to secure the Company's obligations pursuant to the Loan Commitment.

  TERMS AND CONDITIONS

  NOW, THEREFORE, the parties hereto agree as follows:

      Definitions.
        Specific Terms. As used in this Agreement, the following terms have the following meanings:

        "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of, any account, Contract, general intangible, or negotiable collateral.

        "Code" means the California Uniform Commercial Code, as in effect from time to time.

        "Collateral" means all of Debtor's right, title and interest in and to each of the following:

          All Contracts, chattel paper, electronic chattel paper, lease agreements, conditional and installment sales contracts, other instruments or documents (which shall include any and all certificates of title and other such security instruments), evidencing both a debt and security interest in motor vehicles;
          All equipment, computer hardware and software, fixtures, securities, customer lists and other goods wherever located, now owned or hereafter acquired by Debtor, and any and all present and future tax refunds of any kind whatsoever to which Debtor is now or shall hereafter become entitled;
          All of Debtors Books; and
          All proceeds and products, whether tangible or intangible, of any of the foregoing, including proceeds of insurance covering any or all of the Collateral, and any and all accounts, general intangibles, negotiable collateral, money, deposit accounts, or other tangible or intangible property resulting form the sale, exchange, collection or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

          PROVIDED, HOWEVER, that the Collateral set forth above shall not in any event include property included in the "Collateral" described in the Warehouse Credit Agreement dated as of June 24, 1998, as amended, among Cooper River Funding Inc., GE Capital Mortgage Services, Inc. and Borrower, or the property included in the "Collateral" described in the Master Loan and Security Agreement dated as of May 20, 1999 between Greenwich Capital Mortgage Services, Inc. and Borrower.

        "Contracts" means chattel paper, conditional or installment sales contracts, other instruments or documents arising from the financing of the purchase of motor vehicles evidencing both a debt and security interest in such motor vehicles.

        "Debtor's Books" means all of the Debtor's books and records including: ledgers; records indicating, summarizing, or evidencing the Debtor's properties or assets (including the Collateral) or liabilities; all information relating to the Debtor's business operations or financial condition; and all computer programs, disk or tape files, printouts, runs, or other computer prepared information.

        "Event of Default" means a default under the Promissory Notes and any breach by Debtor of any provision of this Agreement.

        "Person" means an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

        "Rights" means rights, remedies, powers, privileges and benefits.

        "Senior Indebtedness" means any sums due, owing or payable under, as a result of, or with respect to any warehouse, revolving or general lines of credit, regardless of the amount(s) or terms thereof, whether such credit facilities are now existing or are hereafter obtained by Debtor, for use primarily to fund, on a short-term or temporary basis, mortgage loans, automobile purchase and lease contracts, and other conditional or installment sale contracts or similar loan transactions, including, without limitation, the credit facilities provided to Debtor by Greenwich Capital Financial Products, Inc., GE Capital Mortgage Services, Inc., as security agent for Cooper River Funding Inc. and Bank One, NA, and any and all extensions, renewals, amendments and modifications thereto and replacements thereof and any similar facilities thereto.

        Other Definitional Provisions.
          All capitalized terms not otherwise defined in this Agreement shall have the same meanings Loan Commitment, the Promissory Notes delivered pursuant to the Loan Commitment, or the Code.
          The words "hereof" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.
      Attachment of Security Interest. Debtor hereby grants and assigns to Secured Party a security interest (the "Security Interest") in and to the Collateral to secure payment by Debtor of its obligations pursuant to the Loan Commitment and the Promissory Notes. In addition, the Security Interest thereby created shall attach immediately upon execution of this Agreement by Debtor and shall secure (a) any and all amendments, extensions, renewals of the Promissory Note; (b) strict performance and observance of all agreements, warranties and covenants contained in the Loan Commitment and the Promissory Notes and this Agreement; and (c) the repayment of all monies expended by the Secured Party under the provisions hereof, with interest thereon from the date of expenditure at the highest lawful rate.
      Subordination of Security Interest. The Security Interest granted by Debtor to the Secured Party pursuant to this Agreement shall be subject, junior and subordinate to the Senior Indebtedness. At the request of Debtor, Secured Party agrees to promptly execute and delivery, at any time and from time to time, as requested by the holders of the Senior Indebtedness, subordination agreements, on forms requested by the holder(s) of the Senior Indebtedness, and other evidence or agreements ratifying, confirming and/or consenting to the subordination of the Secured Party's Security Interest to the lien(s) in favor of the holder(s) of the Senior Indebtedness.
      Disposition of Collateral. Secured Party shall apply the proceeds of any sale or other disposition of the Collateral under this Section 4 in the following order: first, to the payment of all its expenses incurred in retaking, holding, and preparing any of the Collateral for sale or other disposition, in arranging for such sale or other disposition, and in actually selling or disposing of the same (all of which are part of the obligations secured by this Agreement); second, toward repayment of amounts expended by Secured Party under Section 6; third, toward payment of the balance of the obligations secured by this Agreement in such order and manner as Secured Party, in its discretion, may deem advisable, or as a court of competent jurisdiction may direct, fourth, to Debtor. If the proceeds are insufficient to pay the obligations secured by this Agreement in full, Debtor shall remain liable for any deficiency. The Collateral may be sold, transferred or otherwise disposed of by Debtor in the ordinary course of business for a fair consideration and upon commercial credit terms.
      Affirmative Covenants of Debtor. So long as any sums are due the Secured Party under the Promissory Note or this Agreement, Debtor hereby covenants and agrees as follows:
        Corporate Existence, Etc. At all times to preserve and keep in full force and effect its corporate existence and rights and franchises material to its business.
        Insurance. To maintain or cause to be maintained, with financially sound and reputable insurers, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by corporations of established reputation engaged in the same or similar businesses and similarly situated, of such types and in such amounts as are customarily carried under similar circumstances by such other corporations. Every policy of insurance referred to in this Section shall contain an agreement by the insurer that it will not cancel such policy except after 30 days prior written notice to Secured Party.
        Inspection. To permit any authorized representatives designated by the Secured Party to visit and inspect any of the properties of the Debtor and Debtor's Books, and to make copies and take extracts therefrom, and to discuss Debtor's affairs, finances and accounts with its officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.
        Compliance with Laws, Etc. To exercise due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, noncompliance with which would materially and adversely affect the business, properties, assets, operations or condition (financial or otherwise) of Debtor.
        Notice of Default under Senior Indebtedness. Debtor shall promptly deliver to Secured Party any written notice which it receives from any holder(s) of the Senior Indebtedness of any claim of breach or default under the Senior Indebtedness or of any event or occurrence which with notice or the passage of time, or both, constitutes or may constitute a breach or default under the Senior Indebtedness.
        Attachment of Collateral; Litigation. Debtor shall immediately notify Secured Party of any attachment or other legal process levied against the Collateral and the commencement, or threatened commencement, of any legal action against Debtor and/or the Collateral.
        Consents and Approvals. At Debtor's expense and Secured Party's request, before or after an Event of Default, Debtor shall file or cause to be filed such applications and take such other actions as Secured Party may request to obtain the consent or approval of any governmental authority to Secured Party's Rights hereunder, including, without limitation, the right to sell all the Collateral upon an Event of Default without additional consent or approval from such governmental authority (and, because Debtor agrees that Secured Party's remedies at law for failure of Debtor to comply with this provision would be inadequate and that such failure would not be adequately compensable in damages, Debtor agrees that its covenants in this provision may be specifically enforced).
      Remedies in Favor of Secured Party. Upon the occurrence of an Event of Default, Secured Party shall have the following rights and remedies:
        Statutory Rights. Secured Party shall have all rights and remedies afforded a secured party by the chapter on "Default" of Division 9 of the Code, in addition to the rights and remedies provided in this Agreement or otherwise permitted by law.
        Notice to Account Debtors. The Secured Party may, after the occurrence and during the continuance of an Event of Default, (a) notify Account Debtors that the Collateral has been assigned to the Secured Party and that the Secured Party has a security interest therein, and (b) collect the accounts, Contracts, general intangibles, and negotiable collateral directly from the Account Debtors and charge the collection costs and expenses to the Company. Debtor agrees that it will hold in trust for the Secured Party, as the Secured Party trustee, any collections that it receives and immediately will deliver said collections to the Secured Party in their original form as received by Debtor.
        Remedies Cumulative. The rights and remedies of the Secured Party under this Agreement shall be cumulative. The Secured Party shall have all other rights and remedies not inconsistent herewith as provided under the Code, by law, or in equity. No exercise by Secured Party of one right or remedy shall be deemed an election, and no waiver by Secured Party of any Event of Default shall be deemed a continuing waiver. No delay by the Secured Party shall constitute a waiver, election, or acquiescence by it.
      Financing Statement. Debtor shall sign and execute alone or with the Secured Party any financing statements, notices or other document or procure any document reasonably requested by the Secured Party in order to create, perfect or continue the security interest created by this Agreement.
      Waiver of Demand, Etc. Debtor hereby expressly waives demand, presentment, protest and notice of protest and notice of dishonor with respect to any and all instruments and commercial paper, included in or evidencing any of the obligations, and any and all other demands and notices of any kind or nature whatsoever with respect to the obligations and this Agreement, except such as are expressly provided for herein. No notice to or demand on Debtor which the Secured Party may elect to give shall entitle Debtor to any other or further notice or demand in the same, similar or other circumstances.
      Indemnification. Debtor hereby assumes all liability for the Collateral, for the Security Interest, and for any use, possession, maintenance, and management of, all or any of the Collateral, including, without limitation, any taxes arising as a result of, or in connection with, the transactions contemplated herein, and agrees to assume liability for, and to indemnify and hold Secured Party harmless from and against, any and all claims, causes of action, or liability, for injuries to or deaths of persons and damage to property, howsoever arising from or incident to such use, possession, maintenance, and management, whether such persons be agents or employees of Debtor or of third parties, or such damage be to property of Debtor or of others. Debtor agrees to indemnify, save, and hold Secured Party harmless from and against, and covenants to defend Secured Party against, any and all losses, damages, claims, costs, penalties, liabilities, and expenses, including, without limitation, court costs and reasonable attorneys' fees, howsoever arising or incurred because of, incident to, or with respect to Collateral or any use, possession, maintenance, or management thereof (a "Claim"). In the event that any Claim is brought against Secured Party, Secured Party agrees to give prompt written notice to Debtor with respect to same, together with a copy of such claim, and so long as no Event of Default shall have occurred and be continuing, Debtor shall have the right in good faith and by appropriate proceedings to defend Secured Party against such Claim and employ counsel acceptable to Secured Party to conduct such defense (at Debtor's sole expense) so long as such defense shall not involve any danger of the foreclosure, sale, forfeiture or loss, or imposition of any Lien, other than a Permitted Lien, on any part of the Collateral, or subject Secured Party to criminal liability. Should Debtor elect to engage its own counsel acceptable to Secured Party, Secured Party may continue to participate in the defense of any such claim and will retain the right to settle any such matter on terms and conditions satisfactory to Secured Party and Debtor. All such settlements shall be paid by and remain the sole responsibility of Debtor. In the event Debtor does not accept the defense of the Claim as provided above, Secured Party shall have the right to defend against such Claim, in its sole discretion, and pursue its rights hereunder.
      Notices. All notices or other written communications required or permitted to be given by Agreement shall be deemed given if personally delivered or five (5) days after it has been sent (the date of posting shall be considered as the first day and there shall be excluded any Sundays, legal holidays or other days upon which the United States mail generally is not delivered) by United States registered or certified mail, postage prepaid, property addressed to the party to receive the notice at the following address or any other address given to the other party in the manner provided by this Section 10:
If to Secured Party:	Christian Larsen c/o E-Loan, Inc. 5875 Arnold Road, Suite 100 Dublin, California 94568

If to the Debtor:	E-Loan, Inc. 5875 Arnold Road, Suite 100 Dublin, California 94568 Attention: Joseph J. Kennedy
With a copy to:	Allen Matkins Leck Gamble & Mallory, LLP 333 Bush Street, Suite 1700 San Francisco, California 94104 Attention: Roger S. Mertz, Esq.
      Severability. If any provision of this Agreement is determined to be invalid or unenforceable, the provision shall be deemed to be severable from the remainder of this Agreement and shall not cause the invalidity or unenforceability of the remainder of this Agreement.
      Attorneys' Fees and Litigation Costs. If any legal action or other proceeding is brought for the enforcement of this Agreement, or because of an alleged dispute, breach, default or misrepresentation in connection with any provision of this Agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys' fees and other costs incurred in that action or proceeding, in addition to any other relief to which it may be entitled.
      Governing Law. This Agreement shall be governed by, interpreted under, and construed and enforced in accordance with the internal laws, and not the laws pertaining to conflicts or choice of laws, of the State of California applicable to agreements made and to be performed wholly within the State of California.
      Captions. The captions of the sections and subsections of this Agreement are included for reference purposes only and are not intended to be a part of the Agreement or in any way to define, limit or describe the scope or intent of the particular provision to which they refer.
      Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
      Entire Agreement; Amendment. This Agreement contains the entire understanding between the parties with respect to the subject matter hereof and supersedes any and all prior and contemporaneous written or oral negotiations and agreements between them regarding the subject matter hereof. This Agreement may be amended only in a writing signed by both of the parties.

    IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above mentioned.

"COMPANY" or "DEBTOR" E-Loan, Inc., a Delaware corporation By: _______________________ Joseph J. Kennedy, President and Chief Operating Officer	"SECURED PARTY" ____________________________________ CHRISTIAN LARSEN